Exhibit 15.3
25 March 2009
Companhia Vale do Rio Doce
Avenida Graca Aranha, 26
20005-900 Rio de Janeiro, RJ
Brasil
Ladies and Gentlemen:
SRK Consulting (Australasia) Pty Ltd hereby consents being named in the Annual Report on Form 20-F of Companhia Vale Rio Doce (“Vale”) for the year ended December 31, 2008 (the “2008 20-F”) in reference to our preparation of estimates of Carborough Downs Coal reserves as of December 31, 2007.
We also consent to the incorporation by reference of the 2008 20-F into (a) the Registration Statement on Form F-3 of Vale (File No. 333-138617) and the Vale Overseas Limited (File No. 333-138617-01) and (b) the Registration Statement on Form F-3 of Vale (File No. 333-143857) and Vale Capital Limited (File No. 333-143857-01), in each case including all amendments thereto.
Yours faithfully,
Peter Williams
Managing Director
SRK Consulting (Australasia) Pty Ltd